Exhibit 10.12

NOTICE OF ELIGIBILITY

FOR

EXECUTIVE SEVERANCE PROGRAM

Effective 2003

Amended April, 2005

PREPARED FOR:

The CDI Corp. Board of Directors Compensation Committee, with the approval of the Board itself, has adopted this Executive Severance Program to provide continuing compensation and benefits to selected executives who have their employment terminated for reasons other than resignation, retirement, cause, death or disability. You are one of those executives. Only someone who receives this notification will be eligible for the compensation and benefits described herein. This program supercedes any other severance program that may have previously been communicated to you orally or in writing.

Who is Eligible to Participate in the CDI Executive Severance Program?

•      Typically these persons will include top corporate executives, BU Presidents and other selected executives. Only CDI Corp.’s CEO can name participants in this program.

•      The minimum requirement for participation in the Executive Severance Program is one year of service and a performance rating of “on target” or better. Executives on a performance management plan cannot participate.

What are the Compensation and Benefit Provisions under the Program?

•      Under this program, you are eligible to receive the following:

•        Up to 12 months of salary continuation;

•        Up to 12 months of COBRA payments (Company contribution);

•        Outplacement services up to $15,000;

•        Basic life insurance and the opportunity to continue purchasing supplemental life insurance (if previously elected) at the reduced group cost for so long as severance payments are made.

•        The ability to exercise vested stock options and stock-settled appreciation rights for two months following the date of termination. However, no accelerated vesting of stock options, stock-settled appreciation rights, or restricted stock will occur and no options, stock-settled appreciation rights or restricted stock will vest during the two-month exercise period.

•      For all participants in this program, salary continuation will cease when the employee secures new employment or all payments are made, whichever occurs first (unless the Company has elected to continue payments for non-compete protection).

•      In order to receive the benefits of this program, eligible executives must sign this document where indicated below, an Employee Covenants and Agreements document and, before the commencement of any payments under this program, executives must sign a release and waiver of future claims against the Company, in a form satisfactory to the Company

•      In the event an employee is entitled to receive severance, notice, termination, redundancy or any similar payment in connection with the employee’s cessation of employment under an applicable law or an agreement with the Company, then the following will apply:

1. If such payment(s) equals or exceeds the value of the benefits paid under this Program, then no payments will be made under this Program to the employee;

2. If such payment(s) is less than the value of the benefits paid under this Program, then the Company will pay the difference to the employee.

The Board of Directors of CDI reserves the right to terminate or amend the Program at any time.

If you have any questions regarding the CDI Executive Severance Program, please contact Corporate Compensation